Exhibit 10.9
SIX FLAGS ENTERTAINMENT CORPORATION 2024 OMNIBUS INCENTIVE PLAN
PERFORMANCE STOCK UNIT AWARD DECLARATION
This Performance Stock Unit Award Declaration (“Declaration”) is made pursuant to the terms and conditions of the Six Flags Entertainment Corporation 2024 Omnibus Incentive Plan (the “Plan”), including (without limitation) Sections 9 and 10, the provisions of which are incorporated into this Declaration by reference. Capitalized terms used herein shall have the meanings used in the Plan, unless indicated otherwise.
1.    Performance Award in General. The Participant’s Performance Stock Unit Award (the “Award”) is outlined in the attached Notice of PSU of Six Flags Entertainment (the “Notice”), the provisions of which are incorporated into this Declaration by reference. The target number of potential Performance Stock Units for this Award (the “Target Number”) for the performance period specified in Exhibit A (the “Performance Period”) is the number set forth under the “Share Amount” caption in the Notice. Under this Award, the Participant shall be eligible to receive up to a maximum number of potential Performance Stock Units (the “Maximum Number”) equal to [ ]% of the target number of potential Performance Stock Units for the Performance Period, as determined and adjusted pursuant to the performance goals and objectives as specified on Exhibit A (the “Performance Objectives”) and as set forth in Section 2 of this Declaration; provided that except as otherwise provided in this Declaration (i) the number of Performance Stock Units to be paid will depend on the level of attainment of the Performance Objectives during the Performance Period as determined by the Committee following the end of the Performance Period, and (ii) Participant must remain in the continuous Service through the Payment Date as defined in and subject to Sections 2 and 4 of this Declaration. Dividend Equivalent Rights on the shares of Common Stock that may be earned under this Award shall accrue and be accumulated until the end of the applicable Performance Period, if and to the extent the Company makes dividends on its shares of Common Stock during such Performance Period, pursuant to the provisions of Section 2 hereof.
2.    Payment Date.
A.    If the performance goals set forth in the Performance Objectives are achieved during the Performance Period, any potential Performance Stock Units under this Award that become payable under Section 1 shall be paid in a lump sum in shares of Common Stock, and Dividend Equivalent Rights on such number of Performance Stock Units that become payable, if and to the extent the Company makes dividends on its shares of Common Stock after the grant date and prior to payment of the Performance Stock Units (which for purposes of this Declaration shall be deemed to have been reinvested), shall be paid in a lump sum in Units within the first seventy-four (74) days following the end of the Performance Period (the actual date of payment is referred to herein as the “Payment Date”); provided that the Participant must be continuously in Service throughout the Performance Period and from the last day of the Performance Period through the Payment Date or will forfeit his or her entire Award, except as described in Sections 2.B or 4 of this Declaration. The 74th day following the end of the Performance Period is referenced under the “Vesting Date” caption in the Notice; however, the vesting or forfeiture of this Award and any potential shares of Common Stock hereunder shall be governed by and determined in accordance with the provisions in this Declaration.
B.    If the Participant dies or incurs a “separation from service,” as determined in accordance with Section 409A of the Code, due to Disability prior to the Payment Date specified in Section 2.A, and the level of achievement of the Performance Objectives otherwise would result in a payment on such Payment Date, the Participant (or the Participant’s estate) shall receive payment on such Payment Date as provided in Section 2.A as if the Participant were employed by the Company or an Affiliate on the Payment Date; provided, however, that any such payment will be prorated by multiplying the number of Performance Stock Units that would be payable on the Payment Date in accordance with Section 2.A and Exhibit A by a fraction, the numerator of which equals the number of full months from January 1, 2025 until the date of the death or “separation from service,” as determined in accordance with Section 409A of the Code, due to Disability, and the denominator of which equals thirty-six (36).

    If the Participant incurs a Retirement prior to the Payment Date specified in Section 2.A, and the level of achievement of the Performance Objectives otherwise would result in a payment on such Payment Date, the Performance Award shall be paid on such Payment Date as provided in Section 2.A as if the Participant were employed by the Company or an Affiliate on the Payment Date; provided, however, that any such payment will be prorated by multiplying the number of Performance Stock Units that would be payable on the Payment Date in accordance with Section 2.A and Exhibit A by a fraction, the numerator of which equals the number of full months from January 1, 2025 until the date of Retirement, and the denominator of which equals thirty-six (36).
    Except as permitted by Section 409A (or an exception thereto) and Section 4 of this Declaration, no payment shall be accelerated.
3.    Tax Matters and Withholding. To the extent permitted by applicable securities laws, the Company, the Participant’s employer or their agent(s) shall withhold all required local, state, federal, and other taxes and any other amount required to be withheld by any governmental authority or law from the shares of Common Stock issued, and Dividend Equivalent Rights paid, pursuant to the Award, and shares of Common Stock issued hereunder shall be retained by, surrendered back to or reacquired by the Company or an Affiliate as necessary in order to accomplish the foregoing, with the number of shares of Common Stock to be delivered on the Payment Date being reduced accordingly. The number of shares of Common Stock to be withheld shall have a Fair Market Value equal to the amount required to be withheld as of the date that the amount is withheld. The Participant will execute such other documentation as may be necessary or appropriate to accomplish the foregoing. Prior to such withholding, in accordance with procedures established by or agreement of the Committee or the Participant’s employer, the Participant may arrange to pay all applicable withholdings in cash on the due date of such withholdings. To the extent applicable law does not permit the withholding of shares of Common Stock, the Participant shall pay all applicable withholdings in cash on the due date of such withholdings.
4.    Priority of Agreements. Participant is a Participant under the Cedar Fair, L.P. Executive and Management Severance Plan (“Severance Plan Participant”) as of the Grant Date of this Award (such Executive and Management Severance Plan, or any successor plan thereto, as amended from time to time, the “Severance Plan”). Accordingly, if Participant remains a Severance Plan Participant and experiences a Qualifying Termination with respect to which Participant becomes eligible for vesting or payment of all or a portion of this Award under the Severance Plan, then the provisions of the Severance Plan shall govern and control over any conflicting term or provision of this Declaration, subject to the release provisions and other terms and conditions of the Severance Plan. In the event of a Change in Control (as such term is defined in the Plan), the terms of Section 12 of the Plan shall govern and control over any conflicting term of this Declaration.
5.    Clawback. In accordance with Section 13.3 of the Plan, by accepting the Performance Stock Units, the Participant acknowledges that the Participant is fully bound by, and subject to all of the terms and conditions of, the Clawback Policy, and the Grantee agrees to abide by the terms of the Company’s Clawback Policy and is otherwise subject to any clawback, recovery or recoupment arrangements or policies the Company has in place from time to time. To the extent that the Committee determines that all or any portion of the Performance Stock Units or the shares of Common Stock issued and Dividend Equivalent Rights paid on settlement thereof (or the value of those shares) must be cancelled, forfeited, repaid, or otherwise recovered by the Company, the Participant shall promptly take whatever action is necessary to effectuate such cancellation, forfeiture, repayment, or recovery. No recovery of all or a portion of the Performance Stock Units or the shares of Common Stock issued and Dividend Equivalent Rights paid on settlement thereof under the Clawback Policy will be an event giving rise to a right to resign for Good Reason under any agreement with the Company. In the event of any conflict between the terms of the Clawback Policy and the terms of the Plan or this Declaration, the terms of the Clawback Policy shall govern.
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IN WITNESS WHEREOF, Six Flags Entertainment Corporation has caused this Declaration to be executed by its duly authorized officer as approved by the Committee and the Participant has executed this Declaration as of the day and year below written.

SIX FLAGS ENTERTAINMENT CORPORATION By: Title: Date:
PARTICIPANT

Name:
Title:
Date:

A copy of the Six Flags Entertainment Corporation 2024 Omnibus Incentive Plan Information Statement is available for review on the Six Flags Intranet link at [ ] under “Document Share”, and a copy of the most current Form 10-K is available for review at [ ].

Exhibit A
Performance Objectives
See attached.